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FOR IMMEDIATE RELEASE:  Thursday, November 30, 2000

CONTACT: Frank Keery, Chief Executive Officer              Madeleine Franco
         Dennis Rutherford, Chief Financial Officer        Jordan Richard Assoc.
         Titan Motorcycle Co. of America                   801-268-8610
         www.titanmotorcycle.com                           ir@jordanrichard.com


                       TITAN UPDATES NASDAQ LISTING STATUS


PHOENIX, ARIZ.--Titan Motorcycle Co. of America announced today that the Nasdaq Listing Qualifications Panel has decided to delist the Company's Common Stock from the Nasdaq SmallCap Market as of the opening of the market on November 30, 2000. Nasdaq's decision is the result of the Company's inability to meet the minimum bid price for its common stock as set by Nasdaq. Over the past several months, the Company has had difficulty meeting both Nasdaq's trading price and capitalization requirements. Upon delisting, the Company's Common Stock will become eligible for trading on the OTC Bulletin Board.

Founded in 1994, Titan Motorcycle Co. of America is a premier designer, manufacturer and distributor of high-end, American-made, V-twin engine motorcycles marketed under various Titan trademarks. Titan's unique, hand-built configurations, including the Gecko(TM), Roadrunner(TM), Sidewinder(TM), and Phoenix(TM), represent the finest available in custom-designed, volume-produced, performance motorcycles. Manufactured at the company's corporate headquarters and manufacturing facility, and available with a variety of customized options and designs, Titan's large displacement motorcycles are sold through a network of over 80 domestic and international dealers.